Exhibit (e)(2)

[SNCE LETTERHEAD]

November 13, 2023

eMed LLC

990 Biscayne Blvd., Suite 1501

 Miami, Florida 33132

Attention: Michael Cole, President and Chief Financial Officer

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by eMed LLC, a Delaware limited liability company (“you” or “your”) of a possible negotiated acquisition of (a “Possible Transaction”) Science 37 Holdings, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company or its Representatives (as hereinafter defined) may make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein.

As used in this letter agreement, (i) the term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) the term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, limited liability company, trust, partnership, group, individual or other entity and (iii) the term “Representatives” means, with respect to any person, such person’s affiliates, officers, managers, directors, general partners, employees, outside counsel, accountants and consultants; provided, however, that, your Representatives shall not include your financial advisors and potential sources of equity or debt financing without the prior written consent of the Company and compliance by you with Section 2 below.

1.            Evaluation Material. The term “Evaluation Material” shall mean any and all information that is delivered, disclosed or furnished by or on behalf of the Company or its Representatives to you or to your Representatives before, on or after the date hereof, in each case, whether or not marked or identified as confidential and regardless of the manner in which it is delivered, disclosed or furnished, and shall include any and all such information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), research, trade secrets, software, technology, inventions, processes, books of business, operations, assets, liabilities, results of operations, cash flows, prospects or other business information of the Company (whether prepared by the Company, its Representatives or otherwise), together with any and all information which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, memoranda, analyses, compilations, summaries, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto, as well as, for the avoidance of doubt, any information delivered via web conferencing (such as Zoom, Teams or WebEx) or at any in-person meetings with the Company or its Representatives or Company site visits.

Notwithstanding the foregoing, the term “Evaluation Material” shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your or any of your Representative’s possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, so long as the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; provided, that upon you or such Representative becoming aware that such source was not entitled to disclose such Evaluation Material as a result of any such obligation to the Company, this letter agreement shall thereafter apply to such Evaluation Material, (iii) becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, so long as such source is not known by you or your applicable Representative to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; provided, that upon you or such Representative becoming aware that such source was not entitled to disclose such Evaluation Material as a result of any such obligation to the Company, this letter agreement shall thereafter apply to such Evaluation Material, or (iv) can be reasonably demonstrated by you or your Representatives to have been independently developed by you or any of your Representatives without use of, reliance on or reference to the Evaluation Material.

2.            Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to any person in violation hereof. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will not be used in any way detrimental to the Company, that the Evaluation Material will be kept strictly confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives (a) who have been informed of the confidential nature of the Evaluation Material, (b) whose review of or access to the Evaluation Material is necessary for your evaluation of a Possible Transaction, and (c) who are actively and directly participating in your evaluation of a Possible Transaction or who otherwise have a good faith need to know such information for the purpose of evaluating a Possible Transaction and are advised by you of, and agree to comply with, the confidentiality and other restrictions set forth in this letter agreement. You shall maintain a list of those Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request). In any event, you agree to undertake, and will require all of your Representatives to undertake, commercially reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material that are no less protective than the precautions employed by you to protect the confidentiality of your own confidential or proprietary information. You shall be responsible for any breach of this letter agreement by you or any of your Representatives (including any action or omission taken or failed to be taken by your Representatives that would be in violation of any directive given hereunder).

Notwithstanding anything to the contrary herein, you shall not, without the prior written consent of the Company, permit any of your personnel or other Representatives access to any Highly Confidential Information (as defined below) or disclose any such Highly Confidential Information to any of your personnel or other Representatives, in each case other than those persons identified on Exhibit A hereto (the “Specified Individuals”). As used in this letter agreement, “Highly Confidential Information” means Evaluation Material that refers to, consists of or contains pricing information (including, without limitation, rates, fees and other pricing information contained in the Company’s agreements with its customers), product-specific costs or margins, teaming agreements, pending or anticipated bids or responses to any request for proposal (“RFP”) for products or services sold by any business of the Company. You represent and warrant to the Company that none of the Specified Individuals has responsibility for or with respect to, or the power or authority to make, influence or have input on or with respect to, decisions by you or your affiliates relating to pricing, costs, and/or margins with respect to any products or services of you or your affiliates or bids or responses to RFPs with respect thereto, in any such case with respect to any line of business conducted by the Company. Notwithstanding anything to the contrary contained herein, you agree to abide by any applicable antitrust or competition regulations or obligations in reviewing any Evaluation Material that is or may be competitively sensitive in nature, including considering a request to enter into a clean team agreement under such terms and conditions, if agreed, to which the parties to this letter agreement then mutually agree.

You hereby acknowledge and agree that, without the prior written consent of the Company, no person who is a potential source of equity capital or equity or debt financing or financial advice with respect thereto shall be considered your Representative for any purpose hereunder. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you and your Representatives will not, directly or indirectly, consult or share Evaluation Material with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-bidder, co-investor, source of equity financing or other similar person (other than the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. In addition, you agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you with financing or other potential sources of capital or financial advisory services on an exclusive basis in connection with a Possible Transaction or that would be reasonably expected to, legally or contractually, limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving the Company or acting as a potential source of capital or financial advisory services to any other party with respect to a potential transaction with the Company. Notwithstanding the foregoing, any financing sources or financial advisors otherwise permitted to receive Evaluation Material hereby may establish an industry standard “tree” system whereby separate groups or “trees” will be formed and dedicated to you and any other party, respectively, involved in a similar transaction and, for the avoidance of doubt, such system will not violate this letter agreement.

3.            Discussion Information. You agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto, or any information that would reasonably be expected to enable a third person to identify the parties thereto or any of their respective affiliates as a party to any discussions or negotiations concerning a Possible Transaction (collectively, the “Discussion Information”). For the avoidance of doubt, “Evaluation Material” shall include all “Discussion Information” for all purposes hereunder.

4.            Legally Compelled Disclosure.      In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar compulsory process) to disclose any of the Evaluation Material, you shall, to the extent not legally prohibited under the circumstances, provide the Company with prompt written notice of any such request or requirement and the documents or information requested thereby so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and you will cooperate with the Company, at the Company’s expense, to obtain any such protective order or other remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, based upon the advice of outside legal counsel, legally compelled to disclose Evaluation Material to the tribunal or governmental authority requiring or requesting such information, you or your Representatives to whom such request is directed may, without liability hereunder, disclose to such tribunal or governmental authority only that portion of the Evaluation Material which, based upon the advice of outside legal counsel, is legally required to be disclosed, provided, that you use your reasonable best efforts, at the Company’s expense, to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company, at the Company’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or governmental authority; and provided, further, that, to the extent not legally prohibited under the circumstances, you shall promptly notify the Company, in advance of such disclosure, of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

5.            Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company in writing of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will promptly (and in any case within seven days of the Company’s request), at your option, deliver, at your expense, to the Company or destroy (including deleting or expunging from any electronic storage device) all Evaluation Material (and any copies thereof in whatever form or medium, including electronic copies) furnished to you or your Representatives by or on behalf of the Company or its Representatives. In the event of such a decision or request, one of your authorized officers supervising such return or destruction shall provide the Company with prompt (and in any case within seven days of the Company’s request) written certification of your and your Representatives’ compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder. Notwithstanding the foregoing, (a) you and your Representatives may keep an archival copy of such of the Evaluation Material to meet legal, regulatory and accounting requirements and (b) you and your Representatives may retain copies of the Evaluation Material to the extent required by automatic data back-up systems in accordance with your or your Representatives’ security and/or disaster recovery procedures or any bona fide document retention policy in effect as of the date hereof, in each case, in the ordinary course of business; provided, however, that any retained Evaluation Material shall not be accessible other than by individuals responsible for information technology or records maintenance (in each case, solely to the extent reasonably necessary for the performance of their respective duties (e.g., for purposes of system recovery)); provided further, that any such retained copies of the Evaluation Material shall be kept confidential in accordance with, and shall otherwise remain subject to, the provisions hereof for so long as such copies of Evaluation Material are retained (notwithstanding any prior termination hereof).

6.            Designated Contact Person; Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company in connection with a Possible Transaction shall be made through its Chief Financial Officer. Neither you nor any of your Representatives will contact, directly or indirectly, any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder, insurance carrier or creditor of the Company or any of its subsidiaries) regarding a Possible Transaction, the Evaluation Material or the Company without the Company’s prior written consent.

7.            No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen months from the date hereof, neither you nor any of your affiliates, nor any of your or their respective Representatives or any other person acting on behalf of or in concert with you or any of your affiliates or Representatives will, without the prior written consent of the Company, directly or indirectly, solicit or employ any of the officers or senior-level employees (i.e., Vice President-level or above) of the Company (i) with whom you have had contact during your evaluation of a Possible Transaction or (ii) who became known to you by the Company or any of its or your Representatives or about whom you or your Representatives received Evaluation Material (other than solely through rosters or lists of employees) during your evaluation of a Possible Transaction; provided, however, that the foregoing shall not prevent you from (a) engaging in general solicitations for employees in the ordinary course of business so long as such solicitations are not specifically directed towards officers or employees of the Company or (b) soliciting or employing any who respond to solicitations made in accordance with the foregoing clause (a) or whose employment with the Company has been terminated for a period of at least twelve months. In addition, in consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, you and your Representatives will not (i) solicit any existing customers of the Company for purchases of products, information, or services that are within the scope of the business, customer, supplier activities of the Company, (ii) divert or attempt to divert any business, supplier, account or customer of the Company (or otherwise cause such business, supplier, account or customer to curtail, reduce or terminate their business relationship with the Company) or (iii) take any other action that is reasonable likely to cause injury to the relationship between the Company, and its employees, customers, accounts, suppliers or other business associates.

8.            Absence of Representations or Warranties. You acknowledge and agree that the Company shall have the right in its sole discretion to determine what Evaluation Material to make available to you and your Representatives and what information it will withhold, as well as the times at which it will make information available, and further reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material. The Company and its Representatives have no obligation to supplement or update any information that has been or is provided to you or your Representatives. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, herein as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives (or any of their respective affiliates, partners, members, stockholders, lenders, directors, officers, employees or Representatives) hereunder relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom including, without limitation, in contract, tort or under federal or state securities laws. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, may be relied on by you or will have any legal effect. Without limiting the generality of this Section 8, you acknowledge and agree that: (i) the Evaluation Material does not purport to be complete or all inclusive, (ii) the Evaluation Material is provided to assist you and other interested parties in making independent evaluations of the Company and a Possible Transaction, (iii) the Evaluation Material is not a substitute for your independent evaluation and analysis and (iv) none of the Company or any of its Representatives has any obligation to update or supplement the Evaluation Material.

9.            Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Material, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Nothing herein will be deemed to constitute an admission by the Company or any of its Representatives that any Evaluation Material in fact contains material non-public information concerning the Company. You also acknowledge and agree that you will comply (and will ensure that your affiliates and Representatives comply) with such securities laws.

10.            Standstill. You hereby represent and warrant to the Company that neither you, nor any of your affiliates or any of your Representatives acting on your behalf, has beneficial ownership of any securities of the Company as of the date hereof. You agree that, for a period of eighteen months from the date of this letter agreement (the “Restricted Period”), unless specifically invited in writing by the Board of Directors of the Company (the “Board”), neither you nor any of your affiliates or Representatives acting on your behalf will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any material assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, including consents or actions with respect to the calling of a special meeting of the Company’s shareholders or to advise or influence any person with respect to the voting of any voting securities or interests of the Company; (b) deposit any voting securities of the Company in a voting trust or subject voting securities of the Company to a voting agreement or any other arrangement or understanding with respect to the voting of such securities; (c) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (d) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board, governing instruments, affairs or policies of the Company or to obtain representation on the Board; (e) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (f) take any action which would or would reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or cause or require you or the Company to disclose or make a public announcement regarding, any part of the information contained in the Evaluation Material or any matter of the types set forth in this Section 10; (g) make, engage in, or in any way participate in, directly or indirectly, any request for, or effort to obtain, an inspection of the Company’s books and records; or (h) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; provided, however, that the foregoing shall not prevent or otherwise limit you from initiating or continuing any non-public discussions, requests or communications with the Company (including the Board) and its financial and legal advisors (including any non-public request to amend or waive any provision of this Section 10 (including this sentence) or making any non-public offer or proposal to the Company or the Board relating to the Possible Transaction or another potential transaction. Notwithstanding the foregoing, the Restricted Period will terminate immediately upon any person or group of persons (other than you) (a) entering into a definitive agreement with the Company providing for (i) a tender or exchange offer, merger or other business combination or extraordinary transaction providing for such third party’s acquisition of the Company or (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis), or (b) commencing, or announcing the commencement of, a tender or exchange offer with respect to all or a majority of the outstanding common stock of the Company which offer has not been publicly rejected by the Board within ten (10) business days of the public announcement or commencement of such tender or exchange offer.

11.            No Agreement; Procedures. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive written agreement has been executed and delivered between you and the Company after the date hereof, and you will not have any claim whatsoever against the Company or any of its Representatives arising out of or relating to any Possible Transaction involving the Company, nor will you have any claim against any third party with respect to a Possible Transaction is entered into, other than pursuant to the provisions of any such final definitive written agreement, if any, and, to the extent that such a definitive written agreement is entered into, any such claim may only be brought strictly in accordance with and subject to the terms and conditions of such definitive written agreement. For avoidance of doubt, for purposes of this letter agreement, the term “final definitive written agreement” does not include an executed non-binding letter of intent or any other preliminary, non-binding written agreement, nor does it include any oral acceptance of an offer or bid. You also agree that unless and until a final definitive written agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person). For the avoidance of doubt, this letter agreement shall not constitute an agreement or an obligation to discuss, negotiate or enter into any Possible Transaction, or to conduct or continue any negotiations in good faith or otherwise.

12.            No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.            No Waiver of Privilege. To the extent that any Evaluation Material may include materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, or any other matters, you understand and agree that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

14.            Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, the non-prevailing party in any such litigation (based upon a judgment of a court of competent jurisdiction not subject to further appeal or for which the time for appeal has expired shall be liable and pay to the prevailing party the reasonable and documented legal fees incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

15.            Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and of the United States District Court for the State of New York located in the Southern District of Manhattan for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York located in the County of New York or the United States District Court for the State of New York located in the Southern District of Manhattan, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.            Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “click-through” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

17.            No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

18.            Counterparts. This letter agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

19.            Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

20.            Other Obligations. Without limiting anything contained in this letter agreement, you acknowledge and agree that your and your Representatives’ obligations hereunder are in addition to, and no in substitution or limitation of, any other confidentiality, non-use and/or other obligations pursuant to any applicable laws, rules binding professionals or any other agreement not related to the Possible Transaction to which you or any of your Representatives is a party or by which you or any of your Representatives is bound.

21.            Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns. This letter agreement may not be assigned by you without the prior written consent of the Company.

22.            Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

24.            Construction. The parties hereto acknowledge and agree that they have both participated in the negotiations and preparation of this Agreement, together with their Representatives. Accordingly, the parties hereto further agree that no presumption or burden of proof shall be raised in any question of interpretation of this Agreement based upon any assertion that one party or the other has drafted this Agreement or any provision hereof.

25.            Ownership of Evaluation Material; No License. You agree that the Company is and shall remain the exclusive owner of the Evaluation Material made available by the Company and its Representatives, including, without limitation, all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any Evaluation Material made available by or on behalf of the Company or its Representatives, or any portions thereof, to you or any of your Representatives is granted under this letter agreement, whether directly or by implication, estoppel or otherwise..

26.            Term. Except as otherwise provided herein, this letter agreement will terminate two years from the date hereof; provided, that the obligations of you and your Representatives shall survive thereafter for so long as any Evaluation Materials are retained by you or any of your Representatives. Notwithstanding the foregoing, for all Evaluation Material that constitutes a trade secret (as such term is defined under the Uniform Trade Secrets Act), the confidentiality obligations hereunder shall survive until such information is no longer deemed a trade secret.

[Signature page follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SCIENCE 37 HOLDINGS, INC.

By:	/s/ Christine Pellizzari
Name: Christine Pellizzari
Title: Chief Legal Officer

CONFIRMED AND AGREED

as of the date written above:

EMED, LLC

By:	/s/ Michael Cole
Name: Michael Cole
Title: President & Chief Financial Officer